SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No. 14 TO SCHEDULE 13D)
                      Under the Securities Exchange Act of 1934

                                BRITESMILE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  110415106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               CRAIGH LEONARD, ESQ.
                              BINGHAM MCCUTCHEN LLP
                               399 PARK AVENUE
                          NEW YORK, NEW YORK 10022-4689
                                 (212) 705-7000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                November 20, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 12 Pages)

CUSIP No. 110415106                     13D                   Page 2 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          LCO INVESTMENTS LIMITED

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          WC

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          GUERNSEY, CHANNEL ISLANDS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         1,130,105 (which includes 462,587 shares subject to
                    acquisition within 60 days on exercise of certain Warrants)
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         1,130,105 (which includes 462,587 shares subject to
                    acquisition within 60 days on exercise of certain Warrants)
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,130,105 (which includes 462,587 shares subject to
     acquisition within 60 days on exercise of certain Warrants)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     39.09%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

CUSIP No. 110415106                     13D                   Page 3 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          THE ERSE TRUST

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          Not applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          GUERNSEY, CHANNEL ISLANDS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,130,105 (which includes 462,587 shares subject to
     acquisition within 60 days on exercise of certain Warrants)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     39.09%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     OO (Trust)

________________________________________________________________________________

The inclusion of The ERSE Trust in this Statement shall not be construed as an admission that such party is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

CUSIP No. 110415106                     13D                   Page 4 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CAP ADVISERS LIMITED

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          WC

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED KINGDOM

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         3,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    19,520
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         3,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    19,520

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,156,892 (which includes 462,587 shares subject to
     acquisition within 60 days on exercise of certain Warrants)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     40.02%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

CUSIP No. 110415106                     13D                   Page 5 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ANTHONY M. PILARO

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          IRELAND

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,130,105 (which includes 462,587 shares subject to
     acquisition within 60 days on exercise of certain Warrants)
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     39.09%%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN

________________________________________________________________________________

The inclusion of Anthony M. Pilaro in this Statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

CUSIP No. 110415106                     13D                   Page 6 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          THE LCP II TRUST

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          JERSEY, CHANNEL ISLANDS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         213,333

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         213,333

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     213,333

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.78%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     00 (Trust)

________________________________________________________________________________

CUSIP No. 110415106                     13D                   Page 7 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          AMP TRUST

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          WC

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          JERSEY, CHANNEL ISLANDS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         1,800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         1,800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,800

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .07%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     00 (Trust)

________________________________________________________________________________

CUSIP No. 110415106                     13D                   Page 8 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CAP CHARITABLE FOUNDATION

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS

          Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          GUERNSEY, CHANNEL ISLANDS

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         3,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         3,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .12%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     00 (Trust)

________________________________________________________________________________

CUSIP No.110415106                      13D                   Page 9 of 12 Pages

                           BRITESMILE, INC. SCHEDULE 13D
                                 AMENDMENT NO. 14

NOTE: This Amendment No. 14 amends a Statement on Schedule 13D originally filed on April 11, 1996 by LCO Investments Limited and others, as amended by an Amendment No. 1 filed on December 6, 1996, by an Amendment No. 2 filed on
May 23, 1997, by an Amendment No. 3 filed on September 24, 1997, by an Amendment No. 4 filed on December 1, 1997, by an Amendment No. 5 filed on May 11, 1998, by an Amendment No. 6 filed on December 15, 1998, by an Amendment No. 7 filed on July 2, 1999, by an Amendment No. 8 filed on November 8, 1999, by an Amendment No. 9 filed on July 13, 2000, by an Amendment No. 10 filed on January 11, 2001, by an Amendment No. 11 filed on July 23, 2001, by an Amendment No. 12 filed on November 13, 2001 and by an Amendment No. 13 filed on December 17, 2001. This Amendment No. 13 is filed on behalf of LCO Investments Limited
("LCO Investments"), The ERSE Trust, CAP Advisers Limited ("CAP Advisers"), Anthony M. Pilaro, the LCP II Trust, the AMP Trust and CAP Charitable Foundation ("CAP Charitable").

     This Amendment No. 14 is being filed, (a) to reflect the acquisition by LCO Investments of 11,657 shares of Common Stock and of notes convertible into 416,667 shares of Common Stock; (b) to reflect the acquisition by CAP Advisers of 4,267 shares of Common Stock; (c) to reflect the acquisition by LCP II Trust of 13,333 shares of Common Stock and to reflect the addition of CAP Charitable as a reporting person within this group. (The number of shares referred to has been adjusted to reflect the 15 to 1 reverse stock split of the Common Stock effective on January 27, 2003.) There has been no change in the information set forth in response to Items 1, 4 and 6 of Schedule 13D. Accordingly, those Items are omitted from this Amendment No. 14.

     The inclusion of The ERSE Trust and Anthony M. Pilaro shall not be construed as an admission that such parties are, for the purposes of
Section 13(d) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this Statement.

Item 2.  Identity and Background.

CAP Charitable.

     (a) A person included within the group filing this Statement is CAP Charitable Foundation ("Cap Charitable").

     (b) The business address of CAP Charitable is care of its sole trustee, CAP Advisers Limited, 36 Fitzwilliam Place, Dublin 2, Ireland.

     (c) The principal business of CAP Charitable is to serve as a private trust to hold and invest funds for purposes that are charitable under Guernsey law.

     (d) CAP Charitable has not, during the last five years, been convicted in any criminal proceeding (excluding any traffic violations or similar misdemeanors).

     (e) CAP Charitable, during the last five years, has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which proceeding it was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

                                                             Page 10 of 12 Pages

     (f) CAP Charitable is a trust organized under the laws of Guernsey, Channel Islands.

Item 3.  Source and Amount of Funds or Other Consideration.

     Reference is made to the cover pages of this statement for the source of funds, if applicable, used by each person listed in Item 2 to acquire the Common Stock which is beneficially owned by such person.

Item 5.  Interest in Securities of the Issuer.

     Item 5 is amended to add the following paragraphs:

     Item 5(a) is hereby amended to read in its entirety as follows:

     Reference is made to the cover pages of this Statement for the aggregate number and the percentage of BriteSmile's outstanding Common Stock which is beneficially owned by each person listed in Item 2. (The number of shares referred to in the cover pages to this Amendment No. 14 has been adjusted to reflect the 15 to 1 reverse stock split of the Common Stock effective on January 27, 2003.)

     Item 5(c) is amended to add the following:

     In a series of purchases effected in the public markets from August 20, 2002 through September 4, 2002, LCP II Trust acquired an aggregate of 13,333 shares of Common Stock at an aggregate purchase price of $253,934.

     In a series of purchases effected in the public markets from October 2, 2002 through October 4, 2002, LCO Investments acquired an aggregate of 11,657 shares of Common Stock at an aggregate purchase price of $88,418.

     In a series of purchases effected in the public markets on October 9, 2002, CAP Advisers acquired an aggregate of 4,267 shares of Common Stock for an aggregate purchase price of $28,444.

     On November 20, 2002, LCO Investments purchased from BriteSmile a 2% promissory note of BriteSmile due 11/20/07 which is convertible into 416,667 shares of Common Stock. The aggregate purchase price for this note was $6,250,000.

(The number of shares referred to above in this Item 5(c) of this Amendment No. 14 has been adjusted to reflect the 15 to 1 reverse stock split of the Common Stock effective on January 27, 2003.)

                                                             Page 11 of 12 Pages

Item 7.  Material to be Filed as Exhibits

     Exhibit E which was previously filed, is the Power of Attorney and Authorizing Agreement appointing Craigh Leonard as Attorney-in-Fact and authorizing him to sign the Schedule 13D and all amendments thereto on behalf of LCO Investments, The ERSE Trust, CAP Advisers Limited and Anthony
     M. Pilaro.

     Exhibit AA which was previously filed as an exhibit to the Form 3 filed by LCP II with respect to shares of Common Stock, is the Power of Attorney appointing Craigh Leonard as Attorney-in-Fact and authorizing him to sign the Schedule 13D and all amendments thereto on behalf of The LCP II Trust.

     Exhibit CC which was previously filed as an exhibit to the Form 3 filed by AMP Trust with respect to shares of Common Stock, is the Power of Attorney appointing Craigh Leonard as Attorney-in-Fact and authorizing him to sign the Schedule 13D and all amendments thereto on behalf of AMP Trust.

     Exhibit DD which was previously filed as an Exhibit to the Form 3 filed by CAP Charitable Foundation with respect to shares of Common Stock, is the Power of Attorney appointing Craigh Leonard as Attorney-in-Fact and authorizing him to sign the Schedule 13D and all amendments thereto on behalf of CAP Charitable Foundation.

     Exhibit EE is the Amended and Restated Joint Filing Agreement among LCO Investments Limited, the ERSE Trust, CAP Advisers Limited, Anthony M. Pilaro, the LCP II Trust, the AMP Trust and CAP Charitable Foundation dated January 17, 2003.

                                                             Page 12 of 12 Pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 2003
                                        LCO INVESTMENTS LIMITED

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact


                                        THE ERSE TRUST

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact


                                        CAP ADVISERS LIMITED

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact


                                        /s/Craigh Leonard
                                        ----------------------------------------
                                        Anthony M. Pilaro
                                        By: Craigh Leonard, Attorney-in-Fact


                                        LCP II TRUST

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact


                                        AMP TRUST

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact


                                        CAP CHARITABLE FOUNDATION

                                        By: /s/Craigh Leonard
                                        ----------------------------------------
                                        Craigh Leonard, Attorney-in-Fact





Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).